               THE FIRST AUSTRALIA PRIME INCOME FUND, INC.

================================================================================

================================================================================
                         IMPORTANT NOTICE

THE ANNUAL MEETING HAS BEEN ADJOURNED UNTIL MAY 10, 2001 TO PROVIDE SHAREHOLDERS
                    ADDITIONAL TIME TO VOTE ON
                           CERTAIN ITEMS

                    PLEASE VOTE YOUR SHARES TODAY!
================================================================================

================================================================================

The Fund's 2001 Annual Meeting has been adjourned until May 10, 2001 to give shareholders additional time to vote on the proposals to amend the Fund's investment objective, investment policies and investment restrictions, as well as a proposal to eliminate the requirement for shareholder approval of any subsequent changes in the Fund's investment policies (the "Investment
Proposals").  The Investment Proposals would enable the Fund to increase its investment in Asian debt markets and reflect the efforts of the Investment
Manager and Investment Adviser to promote investment diversification and flexibility.

At the time of the originally scheduled Annual Meeting, an insufficient number of shareholders had voted on the Investment Proposals to meet the minimum vote requirement necessary for approval.  That vote requirement is described in the proxy statement dated March 19, 2001 that we previously sent you.  Because of that vote requirement, a failure to vote on the Investment Proposals has the same effect as a vote against the Investment Proposals.

Our records indicate that you have not yet voted on the Investment Proposals.
Please save the Fund from additional solicitation expenses by voting your shares today.  Please follow the instructions on the enclosed proxy card and vote by toll-free telephone call, on the Internet, or by signing, dating and returning the enclosed proxy card today in the postage paid envelope provided.

If your shares are held in "street name", your bank or broker can not vote your shares on the Investment Proposals without your instructions.

Your Board of Directors has unanimously recommended that shareholders vote FOR the Investment Proposals.  As we have previously written you, Institutional
Shareholder Services, a leading provider of analyses and recommendations to institutional and corporate clients, has also recommended a vote for the
Investment Proposals.

Thank you for your support,

The First Australia Prime Income Fund, Inc.

================================================================================

================================================================================
            If you have any questions, or need assistance in voting
                 your shares, please call our proxy solicitor,

                       INNISFREE M and A INCORPORATED
                        TOLL-FREE, at 1-888-750-5834.

                                IMPORTANT NOTE:
            You may be able to vote by telephone or on the Internet.
                Please follow the instructions on your proxy card.